SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                              FORM 8-K


                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                           February 20, 2002
                           -----------------
                            Date of Report
                  (Date of Earliest Event Reported)

                        G/O INTERNATIONAL INC.
                        ----------------------
       (Exact Name of Registrant as Specified in its Charter)


   Colorado                0-24688               76-0025986
   --------                -------               ----------
(State or other     (Commission File No.)   (IRS Employer I.D. No.)
Jurisdiction)


                           11849 Wink
                      Houston, Texas  77024
                      ---------------------
             (Address of Principal Executive Offices)


                         (713) 783-1204
                         ---------------
                  Registrant's Telephone Number



                               N/A
                            --------
      (Former Name or Former Address if changed Since Last Report)

Item 5.  Other.

     On February 20, 2002, the Registrant entered into a Memorandum of Understanding with PDH International, Inc., a Georgia corporation ("PDH"), and the holders of approximately 70% of the issued and outstanding shares of PDH (the "PDH Majority Shareholders"), pursuant to which the Registrant agreed to acquire the shares of the PDH Majority Shareholders in exchange for shares of the Registrant. The Registrant intends to acquire the remaining 30% of the issued and outstanding shares of PDH from its respective shareholders, thereby making PDH a wholly-owned subsidiary of the Registrant (the "Reorganization").



     Pursuant to the terms of the Memorandum of Understanding:

     (i) The Registrant will reverse split its currently issued and outstanding shares of common stock, along with shares issuable to Southwest Venture Reification, Inc., an Arizona corporation ("SWVR"), as outlined below, in the approximately ratio of .45 shares for each one share issued and outstanding, resulting in a total of 4,000,000 post-split shares being held by the Registrant's existing shareholders and SWVR;

    (ii) The Registrant will issue to the shareholders of PDH a total of 12,000,000 post-split shares of its $.01 par value common stock, or warrants to purchase the Registrant's shares in exchange for all of the issued and outstanding shares and outstanding warrants of PDH. To the extent that existing holders of PDH warrants do not exercise such warrants, the Registrant will issue its warrants having identical terms, including exercise price. Consequently, if the Registrant is successful in acquiring 100% of the issued and outstanding shares of PDH in the Reorganization, it will have issued a total of 16,000,000 of its post-split shares of common stock. In addition, upon completion of the Reorganization:

          (a) The Registrant will likely change its name to a name selected by the PDH Majority Shareholders;

          (b) The current directors and officers of the Registrant will resign and appoint in their respective vacancies individuals designated by the PDH Majority Shareholders; and

          (c)  The Registrant will transfer out its existing subsidiaries.

     Concurrent with the execution of a Reorganization Agreement, the Registrant will execute a Placement Agreement with SEGOES Securities, Ltd., a Cayman Islands based securities brokerage firm and member of the Cayman Islands Stock Exchange ("SEGOES"), pursuant to which SEGOES will agree to serve as placement agent in procuring a financing of up to $500,000 through the placement of the Registrant's 13% one year convertible debentures (the "Financing") to be conducted on a "best efforts" basis.

     PDH is engaged in the licensing, development and commercialization of products and technologies that are improvements to already existing products, selling within established markets.

     PDH is currently commercializing the following two technologies:

     (i) RNG 241 - a patented random number generator based upon the spontaneous alpha-decay of radioactive isotopes such as Am 241. RNG241 is being devloped to target the existing markets in (a) data storage, (b) data communication, (c) mathematical statistics (including gaming), and (d) mathematical simulation of natural phenomena and technological processesl.

    (ii) DEXWET - a patent pending wet filter device intended for retrofit onto the exhaust outlet of printers and copiers for the purpose of filtering emissions of toner and positive ion discharge (both of which have been found to contribute to health problems) upon operation of printers and copiers.

     As of the date hereof, the parties have not executed any definitive, binding agreement incorporating the terms of the Memorandum of Understanding, and there can be no assurance that such an agreement will ever be executed.

     Additionally, the Registrant has entered into a five year consulting agreement with SWVR, which is owned by three of the Registrant's principal shareholders. Pursuant to the Consulting Agreement, SWVR, through its principals and employees, has agreed to provide certain acquisition consulting and finder fees to the Registrant in exchange for the following compensation:

     (i) payment of $4,000 per person/day during which services are rendered, payable in cash or shares at the rate calculated at 50% of the average previous 30 day closing bid price of the Registrant's shares of common stock;

    (ii)  certain finder's fees based on total transaction value; and

   (iii) a one time finder's fee payable in connection with the proposed transaction with PDH, payable in shares of the Registrant's common stock through the issue of warrants to purchase up to 25% of the Registrant's issued and outstanding shares of common stock, which, if the transaction with PDH is completed, will equal a total of 2,241,794 shares.

Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

                                                Exhibit
Description of Exhibit*                          Number
-----------------------                          ------

Memorandum of Understanding                        2.1

Consulting Agreement with SWVR                    99.1

Press Release                                     99.2

     * Summaries of any exhibit are modified in their entirety by this reference to each exhibit.

Item 9.   FD Disclosure

     See Item 5 and Exhibit 99.2.

                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                G/O INTERNATIONAL, INC.

Date: 3/6/02                          By /s/Jack L. Burns
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                                Jack L. Burns
                                President and Director